Exhibit 99.1

SUMMIT PROPERTIES INCREASES THIRD QUARTER RESULTS
FASB Defers Certain Provisions of SFAS No. 150

November 10, 2003 - Summit Properties Inc. (NYSE:SMT), increased its third quarter results to eliminate a non-cash cumulative effect adjustment relating to the deferral by the Financial Accounting Standards Board ("FASB") of certain provisions of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The deferred provisions apply to minority interests related to finite life entities consolidated in financial statements and were originally effective as of July 1, 2003. As a result of FASB Staff Position No. 150-3, "Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150", the Company is revising its previously announced earnings.

The increase in the Company’s third quarter results is due to the reversal of a charge for the non-cash cumulative effect of a change in accounting principle, net of minority interest, of $2,195,000, or $0.08 per share. Accordingly, the decreased net loss for the quarter ended September 30, 2003 is $1,761,000, or $0.06 per share, compared to the previously reported net loss of $3,956,000, or $0.15 per share. The increased net income for the nine months ended September 30, 2003 is $6,334,000 , or $0.23 per share, compared to the previously reported net income of $4,139,000, or $0.15 per share.

Funds from Operations ("FFO") for the three and nine months ended September 30, 2003 remain unchanged. FFO, which is the primary earnings measure of the REIT industry, has been calculated as set forth in the attachments. A reconciliation of net income to FFO on a historical basis is provided in the attachments.

The Company’s current 2003 net income guidance is between $0.66 and $0.84 per share. This revised net income guidance reflects the reversal of a charge for the non-cash cumulative effect adjustment discussed above. FFO guidance remains unchanged.

Summit Properties Inc. is a real estate investment trust that focuses on the operation, development, and acquisition of luxury apartment communities. As of September 30, 2003, the Company owned or held an ownership interest in 54 communities comprised of 16,336 apartment homes with an additional 1,199 apartment homes under construction in four new communities. For additional information, contact the Company at (704) 334-3000, email the Company at email@summitproperties.com, or visit the Company’s website at http://www.summitproperties.com .
# # #

Contact:  Steven R. LeBlanc, President and CEO
     Michael L. Schwarz, Executive Vice President and COO
    Gregg D. Adzema, Executive Vice President and CFO

NOTE: This release , including its supplement , contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are predictions of, or indicate future events and trends and which do not relate solely to historical matters, including information concerning the Company’s future net income, FFO estimates, anticipated investment costs, anticipated construction completion and stabilization dates, expected market conditions and fundamentals, anticipated savings from the new credit facility, the Company’s strategy to exit its Texas markets, and other forecasts, are forward-looking statements. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Factors that impact the Company’s ability to meet these forward-looking statements include, but are not limited to: national economic conditions and economic conditions in the Company’s markets; changes in job growth, household formation and population growth; changes in interest rates; uncertainties associated with the Company’s current real estate development, including actual costs exceeding the Company’s budgets and construction delays; the failure to sell properties on favorable terms, in a timely manner or at all, including the Company’s properties in its Texas markets; the failure to locate favorable investment opportunities in the Company’s markets; the impact of competition; the failure to obtain financing on favorable terms, in a timely manner, or at all; the effects of the Company’s accounting policies; and other factors discussed periodically in the Company’s reports filed with the Securities and Exchange Commission. The Company expressly disclaims any responsibility to update forward-looking statements.

						Exhibit 99.1

SUMMIT PROPERTIES INC.
STATEMENTS OF EARNINGS (UNAUDITED)	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30,			September 30,

	2003	2002	% Change	2003	2002	% Change

Revenues:
Property revenues:
Rental	$33,730	$29,488	14.4%	$96,386	$89,732	7.4%
Other	2,604	2,126	22.5%	7,035	6,606	6.5%

Total property revenues	36,334	31,614	14.9%	103,421	96,338	7.4%

Management fees - third party communities	145	164	-11.6%	471	627	-24.9%
Interest and other	562	655	-14.2%	2,263	1,823	24.1%
Gain (loss) and interest income on compensation plans	283	(156)	-281.4%	521	69	655.1%

Total revenues	37,324	32,277	15.6%	106,676	98,857	7.9%

Expenses:
Property operating	12,827	10,615	20.8%	35,434	30,642	15.6%
General and administrative	1,747	991	76.3%	5,232	4,077	28.3%
Management Company- owned communities	1,207	912	32.3%	3,885	2,853	36.2%
Management Company- third party communities	148	112	32.1%	475	349	36.1%
Liability adjustment and gain (loss) on compensation plans	283	(156)	-281.4%	521	69	655.1%
Depreciation	9,131	7,697	18.6%	26,397	22,245	18.7%
Interest	7,227	6,771	6.7%	20,176	21,624	-6.7%
Amortization	1,467	321	357.0%	2,399	965	148.6%

Total expenses	34,037	27,263	24.8%	94,519	82,824	14.1%

Income from continuing operations before unconsolidated real estate joint ventures, gain on sale of real estate assets, dividends to preferred
unitholders and minority interest of common unitholders	3,287	5,014	-34.4%	12,157	16,033	-24.2%

Loss on unconsolidated real estate joint ventures	(105)	(76)	38.2%	(269)	(53)	-407.5%

Income from continuing operations before gain on sale of real estate assets,
dividends to preferred unitholders and minority interest of common unitholders	3,182	4,938	-35.6%	11,888	15,980	-25.6%

Gain on sale of real estate assets	-	-	0.0%	-	13,839	-100.0%
Gain on sale of real estate assets - joint ventures	-	5,423	-100.0%	-	5,423	-100.0%
Dividends to preferred unitholders in Operating Partnership	(5,857)	(3,105)	88.6%	(12,066)	(9,315)	29.5%
Minority interest of common unitholders in Operating Partnership	404	(863)	-146.8%	20	(3,075)	-100.7%

Income (loss) from continuing operations	(2,271)	6,393	-135.5%	(158)	22,852	-100.7%

Discontinued operations (1):
Income from discontinued operations (2)	1,071	2,762	-61.2%	2,977	9,914	-70.0%
Gain on disposition of discontinued operations	2,119	16,900	-87.5%	8,377	12,691	-34.0%
Loss from early extinguishment of debt	(2,510)	-	-100.0%	(4,018)	-	-100.0%
Minority interest of common unitholders in Operating Partnership	(170)	(2,207)	92.3%	(844)	(2,472)	-65.9%

Total discontinued operations	510	17,455	-97.1%	6,492	20,133	-67.8%

Net income (loss)	$(1,761)	$23,848	-107.4%	$6,334	$42,985	-85.3%

FUNDS FROM OPERATIONS (3)
Net income (loss)	$(1,761)	$23,848	-107.4%	$6,334	$42,985	-85.3%
Real estate depreciation	9,800	9,916	-1.2%	29,643	29,376	0.9%
Real estate depreciation from unconsolidated joint ventures	193	306	-36.9%	572	922	-38.0%
Net gain on sale of real estate assets	(2,119)	(16,900)	-87.5%	(8,377)	(26,530)	-68.4%
Net gain on sale of real estate assets - joint ventures	-	(5,423)	-100.0%	-	(5,423)	-100.0%
Loss from early extinguishment of debt	2,510	-	100.0%	4,018	-	100.0%
Minority interest of common unitholders in Operating Partnership	(234)	3,070	-107.6%	824	5,547	-85.1%

Funds from operations	$8,389	$14,817	-43.4%	$33,014	$46,877	-29.6%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	27,000,755	27,496,800	-1.8%	27,033,966	27,318,920	-1.0%

Diluted	27,000,755	27,627,702	-1.7%	27,033,966	27,542,962	-1.5%

WEIGHTED AVERAGE SHARES/UNITS OUTSTANDING
Basic	30,498,918	31,047,380	-1.8%	30,562,828	30,873,231	-1.0%

Diluted	30,667,972	31,178,281	-1.6%	30,669,541	31,097,274	-1.4%

PER SHARE DATA - DILUTED

Income (loss) from continuing operations	$(0.08)	$0.23	-134.8%	$(0.01)	$0.83	-101.2%

Discontinued operations (1)	$0.02	$0.63	-96.8%	$0.24	$0.73	-67.1%

Net income (loss)	$0.07	$0.86	-91.9%	$0.23	$1.56	-85.3%

Funds from operations (3)	$0.27	$0.48	-43.8%	$1.08	$1.51	-28.5%

RECONCILIATION OF FORECASTED FUNDS FROM OPERATIONS PER SHARE (3)
	Guidance Range
	Low End	High End

Forecasted net income	$0.66	$0.84
Add expected real estate depreciation	1.28	1.28
Add expected loss from early extinguishment of debt related to asset sales	0.39	0.39
Less expected net gain on sale of real estate assets	(0.82)	(0.82)

Forecasted funds from operations	$1.51	$1.69

  We adopted Statement of Financial Accounting Standards (SFAS) No. 144 on January 1, 2002. SFAS No. 144 requires that the operating results of communities held for sale, as well as those sold, be included in discontinued operations in the statements of earnings prospectively from the date of adoption for all periods presented. During the nine months ended September 30, 2003, we sold three communities and as of September 30, 2003, we were actively marketing five communities for sale. Discontinued operations for the three and nine months ended September 30, 2003 includes the eight communities to which reference is made above and also includes seven of the eight communities sold during the year ended December 31, 2003.
  Income from discontinued operations for the three and nine months ended September 30, 2003 consists of the following (in thousands):

	2003	2002	2003	2002

Property revenues	$4,647	$10,831	$16,985	$35,117
Property operating expenses	(1,953)	(4,117)	(7,006)	(12,730)
Depreciation	(672)	(2,330)	(3,576)	(7,498)
Interest and amortization	(951)	(1,622)	(3,426)	(4,975)

Income from discontinued operations	$1,071	$2,762	$2,977	$9,914

3.  Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), represents net income (loss) excluding gains or losses from sales of property and extraordinary items, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Debt extinguishment costs which are recorded in discontinued operations because they were incurred directly as a result of the sale of a community are not specifically addressed by the NAREIT definition. Because of the limitations of the NAREIT FFO definition, we have made an interpretation in applying the definition to maintain consistent treatment with previous years’ results. We include such debt extinguishment costs as a component of the community’s total gain or loss and, therefore, exclude them in the calculation of FFO. These costs were $4.0 million, or $0.13 FFO per share, for the nine months ended September 30, 2003. We believe that this interpretation is consistent with NAREIT’s definition. Our methodology for computing FFO may differ from the methodologies utilized by other real estate companies and, accordingly, may not be comparable to other real estate companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor is it indicative of finds available to fund our cash needs, including our ability to make dividend or distribution payments. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and to make capital expenditures. The denominator for FFO per share is diluted weighted average shares/units outstanding.

SUMMIT PROPERTIES INC.		Exhibit 99.1
CONDENSED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	September 30,	December 31,
ASSETS	2003	2002

Real estate assets	$1,183,672	$1,050,340
Accumulated depreciation	(164,982)	(138,557)

Net operating real estate assets	1,018,690	911,783

Real estate assets - assets held for sale	135,515	220,592
Accumulated depreciation - assets held for sale	(16,432)	(25,362)

Net real estate assets - assets held for sale	119,083	195,230

Communities under construction	189,292	139,263

Net real estate assets	1,327,065	1,246,276

Cash and cash equivalents	4,275	65,517
Other assets	28,969	36,739
Other assets - assets held for sale	393	717

Total assets	$1,360,702	$1,349,249

LIABILITIES AND SHAREHOLDERS' EQUITY
Variable rate tax-exempt mortgages	$10,345	$10,565
Variable rate mortgage	6,900	6,900
Variable rate credit facility	121,500	144,000
Variable rate construction loan	27,272	-

Total variable rate debt	166,017	161,465

Fixed rate mortgages	282,933	190,289
Fixed rate mortgages - assets held for sale	51,039	77,982
Fixed rate senior unsecured debt	267,000	267,000

Total fixed rate debt	600,972	535,271

Total debt before hedge adjustments	766,989	696,736

Fair value adjustment of hedged debt instruments	4,044	5,720

Total debt	771,033	702,456

Other liabilities	62,720	62,810
Other liabilities - assets held for sale	269	473

Total liabilities	834,022	765,739

Minority interest of preferred unitholders	53,544	136,261
Equity including other minority interest	473,136	447,249

Total liabilities and shareholders' equity	$1,360,702	$1,349,249

Total shares and units outstanding at end of the period	32,718,425	30,980,526